Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No.333-135104 and No. 333-146230 on Form S-4, in Registration Statement No. 333-25379, No. 333-39070, No. 333-112427 and No. 333-120716 on Form S-8, and in Registration Statement No. 333-84018 on Form S-3 of our reports dated February 28, 2008, relating to the consolidated financial statements of Tesoro Corporation (which report expressed an unqualified opinion and included an explanatory paragraph relating to a change in the method of accounting for refined product sales and purchases transactions with the same counterparty that have been entered into in contemplation of one another, and for its pension and other postretirement plans) and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Tesoro Corporation for the year ended December 31, 2007.
Deloitte & Touche LLP
San Antonio, Texas
February 28, 2008